Exhibit 23.3

LAW OFFICES OF HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.

May 9, 2011

Board of Directors
Lucky Boy Silver Corp.
7230 Indian Creek Ln., Ste 201,
Las Vegas, NV 89149

Re:          Registration Statement on Form S-1 for Lucky Boy Silver Corp.,
a Nevada corporation (the “Company”)

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 7,263,214 shares held by existing shareholders of the Company’s common stock, $.0001 par value, to be sold by the existing selling shareholders.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.	The Certificate of Incorporation of the Company;
ii.	The Registration Statement and the Exhibits thereto; and
iii.	Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies.

Based on the foregoing, I am of the opinion that the Shares under the registration statement held by existing shareholders and to be sold under this registration statement are legally issued, fully paid and non-assessable and will when sold in this offering be legally issued, fully paid and non-assessable.

2705 Airport Drive, N. Las Vegas, Nevada 89032 Telephone: (702) 382-1714 ◆ Facsimile: (702) 382-1759

Re: Lucky Boy
May 9, 2011

This opinion is limited to the laws of the State of Nevada, federal law as in effect on the date of the effectiveness of the registration statement and a review of Wyoming law, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they exist on the date of the effectiveness of the registration statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Interests of Named Experts and Counsel “ in the prospectus comprising part of the Registration Statement.

Sincerely yours,

HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.

2705 Airport Drive, N. Las Vegas, Nevada 89032 Telephone: (702) 382-1714 ◆ Facsimile: (702) 382-1759 Email: harold@gewerterlaw.com